EXHIBIT 99.1

NightHawk Biosciences Provides First Quarter 2022 Business Update

Durham, NC – May 16, 2022 – NightHawk Biosciences (NYSE American: NHWK), a fully integrated biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system, today provided strategic, financial, and operational updates for the first quarter ended March 31, 2022.

Jeff Wolf, Chief Executive Officer of NightHawk, commented, “We are extremely proud of the progress we have made this quarter to transition NightHawk into a fully-integrated biopharmaceutical company. On the business front, this month we announced the name change to NightHawk Biosciences to better reflect our evolution towards a fully integrated ecosystem that enables more rapid delivery of medical innovations with increased quality and efficiency. The NightHawk ecosystem includes an expanded development pipeline and enhanced manufacturing capabilities around five key subsidiaries: Skunkworx Bio, Heat Biologics, Pelican Therapeutics, Elusys Therapeutics and Scorpion Biological Services.”

“Moreover, we recently closed the strategic acquisition of Elusys Therapeutics (Elusys), which significantly expands our foothold in the biodefense space. The addition of Elusys’ ANTHIM®, a treatment for inhalation anthrax, complements our infectious disease product portfolio, which includes our RapidVax® platform, which is designed to target emerging biological threats. Shortly after the completion of the Elusys acquisition, we finalized our first international contract with the Canadian government to deliver ANTHIM® to their national stockpile. We are now pursuing additional opportunities to expand ANTHIM® distribution abroad.”

“At the same time, we continue to expand our biomanufacturing and bioanalytic capabilities. We recently unveiled plans for a new 500,000 square foot commercial/biodefense biomanufacturing facility in Manhattan, Kansas. In addition to servicing our own product pipeline, we plan to operate as a full-service Contract Development and Manufacturing Organization (CDMO) to support other biopharma companies. Moreover, we remain on track for the grand opening of our San Antonio facility in Q2/22.”

Mr. Wolf added, “The NightHawk ecosystem is truly unique among small biopharmaceutical companies. We look forward to providing further updates on our progress later this year.”

First Quarter 2022 Financial Results

•	Recognized $0.2 million of grant revenue for qualified expenditures under the CPRIT grant for the quarter ended March 31, 2022 compared to $0.5 million for the quarter ended March 31, 2021. The decrease in grant revenue in the current-year period primarily reflects the expected timing of completion of deliveries under the current phase of the contracts. As of March 31, 2022, we had a grant receivable balance of $1.5 million for CPRIT proceeds not yet received but for which the costs had been incurred or the conditions of the award had been met. We continue our efforts to secure future non-dilutive grant funding to subsidize ongoing research and development costs.
•	Research and development expenses were $3.9 million for the three months ended March 31, 2022 compared to $3.4 million for the three months ended March 31, 2021. The increase was primarily due to regulatory consulting and investigator site payments for the ongoing Phase 1 clinical trial for HS-130 as well as unallocated research expenses related to personnel costs, including stock-based compensation from stock awards.

•	General and administrative expense was $3.8 million and $4.8 million for the quarters ended March 31, 2022 and 2021. The decrease was due to a decrease in stock-based compensation expense of $2.0 million, partially offset by increased personnel costs of $0.2 million, and increases of $0.3 million for consulting and other professional expenses to manage the business.
•	Net loss attributable to NightHawk Biosciences was approximately $8.1 million, or ($0.32) per basic and diluted share for the three months ended March 31, 2022 compared to a net loss of approximately $7.5 million, or ($0.31) per basic and diluted share for the three months ended March 31, 2021.
•	As of March 31, 2022, the Company had approximately $84.1 million in cash, cash equivalents and short term investments.

NightHawk Biosciences, Inc.

NightHawk Biosciences is a fully integrated biopharmaceutical company focused on the development of new drugs from discovery through commercialization. The Company leverages its integrated ecosystem of subsidiaries to accelerate the development of novel therapies that arm the immune system, breaking through barriers that prolong traditional drug development. This empowers us to bring our ideas to life with efficient control, superior quality, and uncharacteristic agility.

For more information on the Company and is subsidiaries, please visit: www.nighthawkbio.com, and also follow us on Twitter.

Forward Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements such as the RapidVax® platform targeting emerging biological threats, NightHawk pursuing additional opportunities to expand ANTHIM® distribution abroad, NightHawk operating as a full-service Contract Development and Manufacturing Organization (CDMO) to support other biopharma companies, remaining on track for the grand opening of the San Antonio facility in Q2/22, providing further updates on NightHawk’s progress later this year, and continuing efforts to secure future non-dilutive grant funding to subsidize ongoing research and development costs. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability to progress the company’s efforts under the NightHawk banner, the ability to successfully integrate Elusys and expand ANTHIM® distribution abroad , whether the combined business of NightHawk and Elusys will be successful, NightHawk’s ability to successfully operate as a CDMO, NightHawk’s and its subsidiaries’ ability to maintain license agreements, the continued maintenance and growth of NightHawk’s and its subsidiaries’ patent estates, NightHawk’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results, the ability to initiate clinical trials and if initiated, the ability to complete them on time and achieve the desired results and benefits continuing enrollment as expected, the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to NightHawk’s ability to promote or commercialize its product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of NightHawk’s products, developments by competitors that render such products obsolete or non-competitive, and other factors described in NightHawk’s annual report on Form 10-K for the year ended December 31, 2021, subsequent quarterly reports on Form 10-Qs and any other filings NightHawk makes with the SEC. The information in this presentation is provided only as of the date presented, and NightHawk undertakes no obligation to update any forward-looking statements contained in this presentation on account of new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman
+1 919 289 4017
investorrelations@heatbio.com